EXECUTION COPY

Dated 8 February 2008

US$3,500,000,000

FACILITY AGREEMENT

for

Open Joint Stock Company

“Vimpel-Communications”

arranged by

ABN AMRO Bank N.V., London Branch

Barclays Capital

BNP Paribas

CALYON

Citibank, N.A.

HSBC Bank plc

ING Bank N.V.

and

UBS Limited

as Mandated Lead Arrangers and Bookrunners

with

Citibank International plc

acting as Agent

Paveletskaya sq. 2, bld. 2

Moscow 115054

Telephone (7-095) 797 9797

Facsimile (7-095) 797 9798

Ref: MK/GFS L-146729

(i)

18 INFORMATION UNDERTAKINGS	39

19 FINANCIAL COVENANTS	42

20 GENERAL UNDERTAKINGS	44

21 EVENTS OF DEFAULT	48

SECTION 8 CHANGES TO PARTIES	53

22 CHANGES TO THE LENDERS	53

23 CHANGES TO THE BORROWER	56

SECTION 9 THE FINANCE PARTIES	57

24 ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS	57

25 CONDUCT OF BUSINESS BY THE FINANCE PARTIES	61

26 SHARING AMONG THE FINANCE PARTIES	61

SECTION 10 ADMINISTRATION	63

27 PAYMENT MECHANICS	63

28 SET-OFF	65

29 NOTICES	65

30 CALCULATIONS AND CERTIFICATES	66

31 PARTIAL INVALIDITY	67

32 REMEDIES AND WAIVERS	67

33 AMENDMENTS AND WAIVERS	67

34 COUNTERPARTS	67

SECTION 11 GOVERNING LAW AND ENFORCEMENT	68

35 GOVERNING LAW	68

36 ARBITRATION	68

37 JURISDICTION	69

SCHEDULE 1 The Original Lenders	70

SCHEDULE 2 Conditions precedent	71

(ii)

(iii)

THIS AGREEMENT is dated 8 February 2008 and made between:

(1)	Open Joint Stock Company “Vimpel-Communications”, an open joint stock company established and existing under the laws of the Russian Federation and having its registered address at 8 Marta str., 10 bldg. 14, 127083 Moscow, Russian Federation (the “Borrower”);

(2)	ABN AMRO Bank N.V., London Branch, Barclays Capital, BNP Paribas, CALYON, Citibank, N.A., HSBC Bank plc, ING Bank N.V. and UBS Limited as mandated lead arrangers and bookrunners (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(4)	Citibank International plc as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acquisition Confirmation” means a written confirmation substantially in the form set out in Schedule 9 (Form of Acquisition Confirmation).

“Acquisition Documents” means copies of those documents related to the GTI Acquisition or Alternative Acquisition (as applicable) that are contained in the Borrower’s public filings with the US Securities and Exchange Commission prior to the relevant Utilisation Date.

“Additional Cost Rate” has the meaning given to it in Schedule 6 (Mandatory Cost formula).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Alternative Acquisition” means any acquisition (other than the GTI Acquisition) proposed to be financed (in part or in whole) by the Facilities and consented to by the Lenders under paragraph (a)(iv) of Clause 4.2 (Further conditions precedent).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Signing Date to and including the date which is six Months after the Signing Date.

“Available Commitment” means, at the time of any determination thereof, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility at such time; and

(b)	in relation to any proposed Loans that are the subject of a Utilisation Request, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, at the time of any determination thereof, in relation to a Facility, the aggregate at such time of each Lender’s Available Commitment in relation to that Facility.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow and New York City.

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form attached hereto as Schedule 11 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Core Group” means, at any time, the Borrower and each of its Significant Subsidiaries at such time.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period set forth in Clause 21 (Events of Default), the giving of notice, the making of any determination under Clause 21 (Events of Default) or any combination of any of the foregoing) be an Event of Default.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means Facility A or Facility B.

“Facility A” means the bridge loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Termination Date” means the date which is 12 Months after the Signing Date.

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Repayment Date” means each of the dates falling 12 Months after the Signing Date, 18 Months after the Signing Date, 24 Months after the Signing Date, 30 Months after the Signing Date and the Facility B Termination Date.

“Facility B Termination Date” means the date which is 36 Months after the Signing Date.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the Signing Date between the Mandated Lead Arrangers, the Agent and the Borrower setting out the fees referred to in Clause 11 (Fees), and the arrangement and underwriting fee letter dated 20 December 2007 from the Mandated Lead Arrangers addressed to and acknowledged by the Borrower.

“Finance Document” means this Agreement, the GTI Acquisition Consent Letter, any Acquisition Confirmation, any Fee Letter, the Mandate Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, a Mandated Lead Arranger or a Lender.

“Financial Indebtedness” means, without duplication, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be required to be capitalised on the balance sheet of the Borrower;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis, or on a limited recourse basis where recourse is limited to customary guarantees of title);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	the maximum redemption amount of shares which are expressed to be redeemable (but excluding stock redeemable in connection with a “Reorganisation” or a “Major Transaction” as such terms are defined in Article 15 and Article 78, respectively, of the Federal Law on Joint Stock Companies of the Russian Federation, and stock redeemable in connection with equivalent provisions under equivalent laws in effect in the Former Soviet Union);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

provided that Financial Indebtedness includes indebtedness in respect of any obligation to pay the deferred and unpaid purchase price of assets or services only if the relevant purchase price is due more than six Months after the earlier of the date of placing such assets in service or taking delivery of or title to such assets, or the completion of such services.

For the avoidance of doubt, Financial Indebtedness does not include amounts in respect of (i) accounts payable or other indebtedness owing to trade creditors in the ordinary course of trading in connection with the acquisition of goods or services; (ii) any liability for federal, state or local Taxes; (iii) obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or capital stock or other equity securities, provided that the aggregate amount of the liabilities incurred under this paragraph (iii) shall at no time exceed the gross proceeds actually received in connection with such disposition; and (iv) obligations of any persons (A) arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line; (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices; and (C) under stand-by letters of credit or guarantees to the extent collateralised by cash or highly rated and liquid debt securities.

“Former Soviet Union” means the countries formerly belonging to the Union of Soviet Socialist Republics.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Golden Telecom” means Golden Telecom, Inc., a company incorporated under the laws of the state of Delaware.

“Group” means, at any time, the Borrower and its Subsidiaries at such time.

“GTI Acquisition” means the purchase of at least 50 % plus one share and up to 100% of the issued and outstanding shares of common stock in Golden Telecom by the Borrower’s Subsidiary pursuant to the agreement and plan of merger between Lillian Acquisition, Inc., VimpelCom Finance B.V. and Golden Telecom dated 21 December 2007 and consented to by the Mandated Lead Arrangers in the GTI Acquisition Consent Letter.

“GTI Acquisition Consent Letter” means the consent letter addressed to the Borrower from the Mandated Lead Arrangers dated 20 December 2007 relating to the GTI Acquisition.

“GTI Licence” means any one or more mobile, fixed-line or satellite telecommunications licences of Golden Telecom Inc. or its Subsidiaries required for the provision of mobile, fixed-line or satellite telecommunications services, including internet and e-commerce services.

“Hedging Obligation” means any obligation pursuant to any foreign exchange contract, currency swap agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Holding Company” means, in relation to a person, any other person in respect of which such first person is a Subsidiary.

“Information Memorandum” means the document concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this Agreement and distributed by the Mandated Lead Arrangers to selected financial institutions in the form approved by the Borrower.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any person which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for Dollars or for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period for that Loan.

“Licence Event” means the suspension, loss, revocation, termination or cessation of effectiveness of a Mobile Licence.

“LLP KaR-Tel” means LLP “KaR-Tel”, a partnership organised under the laws of the Republic of Kazakhstan.

“Loan” means a Facility A Loan or a Facility B Loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandate Letter” means the letter agreement dated 20 December 2007 between, inter alios, the Mandated Lead Arrangers and the Borrower.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost formula).

“Margin” means, for a:

(a)	Facility A Loan:

(i)	in the case of Interest Periods the Quotation Day for which falls before the date which is six Months following the Signing Date, 0.75% per annum;

(ii)	in the case of Interest Periods the Quotation Day for which falls on or after the date falling six Months following the Signing Date but prior to the date falling nine Months after the Signing Date, 1.00% per annum; and

(iii)	thereafter, 1.25% per annum,

provided that, if any Rating is at any time below the Rating assigned as at 20 December 2007 then the applicable percentage shall be:

(A)	in the case of Interest Periods the Quotation Day for which falls before the date which is six Months following the Signing Date, 1.10% per annum;

(B)	in the case of Interest Periods the Quotation Day for which falls on or after the date falling six Months following the Signing Date but prior to the date falling nine Months after the Signing Date, 1.35% per annum; and

(C)	thereafter, 1.60% per annum,

with effect from the date of announcement of such Rating downgrade. If, following such Rating downgrade, all Ratings are then subsequently equal to or higher than the Ratings as at 20 December 2007 then the applicable percentage shall revert to that specified in paragraphs (i) to (iii) above with effect from the date on which the last of the rating agencies to announce such Rating upgrade makes such announcement ; and

(b)	Facility B Loan:

1.50% per annum, provided that, if any Rating is at any time below the Rating assigned as at 20 December 2007 then the applicable percentage shall be 1.85% per annum with effect from the date of announcement of such Rating downgrade. If, following such Rating downgrade, all Ratings are then subsequently equal to or better than the Ratings as at 20 December 2007 then the applicable percentage shall revert to 1.50% per annum with effect from the date on which the last of the rating agencies to announce such Rating upgrade makes such announcement.

“Material	Adverse Effect” means, a material adverse effect on or material adverse change in:

(a)	the consolidated business, condition (financial or otherwise), operations or prospects of the Group (taken as a whole);

(b)	the ability of the Borrower to perform and comply with its obligations under any Finance Document; or

(c)	the validity, legality or enforceability of any Finance Document, or the rights or remedies of any Finance Party thereunder.

“Material Mobile Licence” means any one or more mobile telecommunications licences required for the provision of mobile telecommunications services, including mobile internet and e-commerce services, which individually or in the aggregate account for at least 35% of the Borrower’s revenues on a consolidated basis during the 12 Months ending on the latest reported calendar quarter.

“Mobile Licence” means any one or more mobile telecommunications licences of members of the Group required for the provision of mobile telecommunications services, including mobile internet and e-commerce services.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc.

“Original Financial Statements” means the audited consolidated financial statements of the Borrower for the financial year ended 31 December 2006 together with the related notes thereto.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Security” means:

(a)	any Security or Quasi-Security existing on the Signing Date and described in Schedule 10 (Existing Security), except to the extent that the principal amount secured by that Security or Quasi-Security exceeds the amount stated in Schedule 10 (Existing Security);

(b)	any Security or Quasi-Security on any assets of any person or Subsidiary of such person existing at the time such person is merged or consolidated with or into the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and not created in contemplation of such event, provided that no such Security or Quasi-Security shall extend to any other assets of the Borrower or any Subsidiary of the Borrower;

(c)	any Security or Quasi-Security existing on any assets prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition, provided that no such Security or Quasi-Security shall extend to any other assets of the Borrower or any Subsidiary of the Borrower;

(d)	any Security or Quasi-Security on any assets securing indebtedness of the Borrower or indebtedness of any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or part of the cost of engineering, constructing, installing, developing, improving, acquiring, repairing or refurbishing such assets, provided that (i) no such Security or Quasi-Security shall extend to any other assets of the Borrower or any Subsidiary of the Borrower (other than any improvements thereto or proceeds thereof); (ii) the aggregate principal amount of all indebtedness secured by such Security or Quasi-Security on such assets shall not exceed the engineering, construction, installation, development, improvement, repair or refurbishment cost or, as the case may be, purchase price of such assets; and (iii) such Security or Quasi-Security attaches to such assets concurrently with the engineering, construction, installation, development, improvement, repair or refurbishing thereof or within 180 days after the acquisition thereof, as the case may be;

(e)	statutory and common law Security or Quasi-Security of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other similar Security or Quasi-Security, in each case arising in the ordinary course of business;

(f)	any Security or Quasi-Security on the assets of any Subsidiary of the Borrower granted in favour of the Borrower or another Subsidiary of the Borrower;

(g)	easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or the business of any Subsidiary of the Borrower;

(h)	Security or Quasi-Security securing Hedging Obligations so long as such Hedging Obligations are not speculative;

(i)	any pledge of equity securities of the Borrower in favour of a Subsidiary in connection with the direct or indirect issuance by the Borrower of securities convertible into or exchangeable for equity securities of the Borrower;

(j)	pledges or deposits by the Borrower or any Subsidiary in connection with bids, tenders, contracts (other than for the payment of Financial Indebtedness) or leases to which the Borrower or any Subsidiary is a party or to secure public or statutory obligations of the Borrower or any Subsidiary or deposits or cash or Russian government bonds to secure bid, surety or appeal bonds to which the Borrower or a Subsidiary is a party, or for contested taxes or import or custom duties or for the payment of rent, in each case incurred in the ordinary course of business;

(k)	Security imposed by law, and Security in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, in each case for sums not yet due or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(l)	Security for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings, provided reserves required pursuant to GAAP have been taken on the books of the Borrower or its Subsidiaries;

(m)	Security in respect of a judgment not giving rise to an Event of Default so long as such Security is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(n)	Security or Quasi-Security arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that (x) such deposit account is not a pledged cash collateral account and (y) such deposit account is not intended by the Borrower or the Subsidiary to provide collateral to the depository institution (and, for the avoidance of doubt, netting or set-off arrangements substantially similar to those set forth in this Agreement are permitted hereunder);

(o)	any extension, renewal or replacement of any Security or Quasi-Security described in paragraphs (a) to (n) above, provided that (i) such extension, renewal or replacement shall be no more extensive in any material respect than the original Security or Quasi-Security; (ii) the amount of indebtedness secured by such Security or Quasi-Security is not increased; and (iii) if the assets securing the indebtedness subject to such Security or Quasi-Security are changed in connection with such refinancing, extension or replacement, the fair market value of the assets is not increased;

(p)	any Security or Quasi-Security on any assets securing indebtedness of any Subsidiary of the Borrower permitted under paragraphs (c)(v) and (c)(vii) of Clause 7.3 (Mandatory prepayment—Financing Proceeds); and

(q)	any other Security or Quasi-Security (excluding any Security or Quasi-Security described in paragraphs (a) to (p) above) securing indebtedness of a member of the Group if:

(i)	the aggregate outstanding amount of all such indebtedness does not at any time exceed 3% of the Borrower’s Total Assets; or

(ii)	such indebtedness is owed to a bank or financial institution (A) the principal place of business of which is in the Former Soviet Union; and (B) which is not an Affiliate of any bank or financial institution the head office of which is outside the Former Soviet Union, provided that the aggregate outstanding amount of all indebtedness described in paragraphs (q)(i) and (q)(ii) above does not at any time exceed 10% of the Borrower’s Total Assets.

“Quasi-Security” means any transaction described in paragraph (b) of Clause 20.4 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations for that currency and period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“RAS” means generally accepted accounting principles, standards and practices in the Russian Federation.

“Rating” means, in relation to the Borrower:

(a)	the long-term corporate rating assigned by Standard and Poor’s; and

(b)	the senior implied rating assigned by Moody’s.

“Reference Banks” means, in relation to LIBOR and Mandatory Cost, the principal London offices of Barclays Bank PLC, London Branch, Citibank, N.A., London Branch, HSBC Bank plc, UBS AG, London Branch or such other banks as may be named by the Agent after consultation with the Borrower.

“Repeating Representations” means each of the representations set out in Clause 17 (Representations), other than those set out in Clause 17.7 (No bankruptcy proceedings) to Clause 17.10 (No filing or stamp taxes), paragraphs (a) to (c) of Clause 17.13 (No misleading information), paragraphs (a) and (b) of Clause 17.14 (Financial statements), Clause 17.17 (Assets), Clause 17.22 (No Security) and Clause 17.24 (No employee dispute).

“Roubles” or “RUR” means the lawful currency of the Russian Federation for the time being.

“Russian Insolvency Law” means the Federal Law of the Russian Federation No. 127-FZ of 26 October 2002 “On Insolvency (Bankruptcy)”.

“Satisfaction Letter” means a letter substantially in the form set out in Schedule 4 (Form of Satisfaction Letter).

“Screen Rate” means the rate per annum equal to the British Bankers Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, lien, pledge or other security interest securing any obligations of any person.

“Selection Notice” means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with Clause 9 (Interest Periods).

“Significant Subsidiary” means:

(a)	from time to time, any Subsidiary of the Borrower that holds or has the right, title or interest to or in any Telecommunications Authorisation which Telecommunications Authorisation is responsible for generating more than 10% of the consolidated revenues of the Borrower in accordance with GAAP; and

(b)	from time to time, any Subsidiary of the Borrower that, together with its Subsidiaries:

(i)	for the most recent fiscal year of the Borrower, accounted for more than 10% of the consolidated revenues of the Borrower; and/or

(ii)	as of the end of such fiscal year, was the owner of more than 10% of the Total Assets of the Borrower,

all as determined by reference to the Original Financial Statements, or the consolidated financial statements of the Borrower, most recently delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements).

“Signing Date” means the date of this Agreement.

“Standard & Poor’s” means Standard & Poor’s Ratings Group.

“Subsidiary” means, with respect to any person, an entity from time to time of which such person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership. For the purpose of this definition, “control” of a person by another means that the other (whether alone or acting in concert with others, whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all, the majority or 50% including the right to exercise a casting vote, of the members of the board of directors or other governing body of that person or of any other person which controls that person or otherwise controls or has the power to control the affairs and policies of that person or of any other person which controls that person (and “controlling” shall be construed accordingly).

“Syndication Date” means (unless otherwise agreed in writing by the Borrower and the Mandated Lead Arrangers) the date specified in writing by the Agent as the date on which primary syndication of Facility B is completed.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telecommunications Authorisation” means any Authorisation from any governmental or other regulatory authority necessary in order for any member of the Core Group to conduct its business in accordance with Telecommunications Laws.

“Telecommunications Laws” means all laws and regulations which relate to telecommunications and/or the business of providing mobile telephone services that are applicable to any member of the Core Group and/or the business of any member of the Core Group.

“Total Assets” means, at any time, the book value of the consolidated total assets of the Borrower as determined by reference to the Borrower’s most recent consolidated balance sheet delivered in accordance with paragraph (a) (or, if a review report has been provided by the Borrower’s auditors with respect to such balance sheet, the Borrower’s most recent consolidated balance sheet delivered in accordance with paragraph (b)) of Clause 18.1 (Financial statements) or, prior to the first delivery, to the Original Financial Statements.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$3,500,000,000 at the Signing Date.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$1,500,000,000 at the Signing Date.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$2,000,000,000 at the Signing Date.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents on the date such sum was due and payable.

“US Dollars”, “Dollars”, “USD”, US$ and “$” denote the lawful currency of the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax and any other tax of a similar nature on a sale or service.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, any “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, the “Borrower”, any “Party” and any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, monies and rights of every description;

(iii)	“Barclays Capital” means the investment banking division of Barclays Bank PLC;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other governmental, intergovernmental or supranational authority or organisation (a “Governmental

Authority”) (provided that where such Governmental Authority is a Governmental Authority of or in the Russian Federation, such regulation, rule, official directive, request or guideline has been published or is otherwise publicly available, or the Borrower is aware of its existence);

(viii)	a provision of law is a reference to that provision as amended, replaced or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied (if it is capable of being remedied) or waived.

(e)	The phrase “other than as notified by the Borrower to the Agent before the Signing Date” and substantially similar phrases shall be deemed to include information contained in the Borrower’s public filings with the US Securities and Exchange Commission prior to the Signing Date.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Paragraph (a) above, shall not apply to any Affiliate of a Finance Party or any officer or employee of a Finance Party or its Affiliate for the purposes of paragraph (b) of Clause 14.2 (Other indemnities).

(c)	Notwithstanding any of the foregoing, the consent of a person who is not a Party is not required to rescind or modify this Agreement at any time.

SECTION 2

THE FACILITY

2	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower during the applicable Availability Period:

(a)	a bridge term loan facility in Dollars in an aggregate principal amount equal to the Total Facility A Commitments; and

(b)	a term loan facility in Dollars in an aggregate principal amount equal to the Total Facility B Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities towards (i) the financing (by way of inter-company loan to and/or a contribution to the equity of a Subsidiary of the Borrower) of the payment of part of the consideration for the GTI Acquisition or (ii) subject to receipt of consent from all the Lenders, any Alternative Acquisition.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall so notify the Borrower and the Lenders promptly upon being so satisfied by delivery of a duly completed Satisfaction Letter.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(i)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	no Default has occurred and is continuing or would result from the making of the requested Loan; and

(B)	the Repeating Representations to be made by the Borrower are true in all material respects;

(ii)	the Agent has received the Acquisition Confirmation to which the proposed Loan relates;

(iii)	the Agent has received all Acquisition Documents to which the proposed Loan relates; and

(iv)	in the case of a Utilisation Request for an Alternative Acquisition, all the Lenders have consented in writing to such Alternative Acquisition.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with the documents and other evidence listed in paragraphs (ii) and (iii) (and, in the case of a Utilisation Request for an Alternative Acquisition, (iv)) above.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request in respect of Facility A if as a result of the proposed Utilisation more than six Facility A Loans would be outstanding.

(b)	The Borrower may not deliver a Utilisation Request in respect of Facility B if as a result of the proposed Utilisation more than five Facility B Loans would be outstanding.

SECTION 3

UTILISATION

5	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 8.30 a.m. on the day falling two Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the Facility to be utilised is identified and complies with paragraph (a) of Clause 5.3 (Facility, currency and amount);

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the requested Utilisation complies with paragraphs (b) and (c) of Clause 5.3 (Facility, currency and amount);

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(v)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Facility, currency and amount

(a)	The proposed Facility specified in a Utilisation Request must be Facility B, unless the Available Commitment in relation to Facility B is zero or will be zero by the Utilisation Date of the first proposed Facility A Loan.

(b)	The currency specified in a Utilisation Request must be Dollars.

(c)	The amount of the proposed Loan:

(i)	must be a minimum of US$25,000,000 and an integral multiple of US$5,000,000 or, if less, the relevant Available Facility; and

(ii)	shall not exceed the relevant Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan not later than 10:00 a.m. on the day falling two Business Days before the relevant Utilisation Date.

5.5	Cancellation of Commitments

The Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Facility A Loans

(a)	The Borrower shall repay each Facility A Loan in full on the Facility A Termination Date.

(b)	The Borrower may not reborrow any part of Facility A which is repaid.

6.2	Repayment of Facility B Loans

(a)	The Borrower shall repay each Facility B Loan in five equal instalments by paying, on each Facility B Repayment Date, an amount equal to one-fifth of the aggregate principal amount of the Facility B Loans outstanding at the close of business on the last day of the Availability Period.

(b)	The Borrower may not reborrow any part of Facility B which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent (which shall promptly notify the Borrower) upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment—change of control, unlawfulness

(a)	If there is a Mandatory Prepayment Event:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	the Lenders shall not be obliged to fund a Utilisation; and

(iii)	if any Lender so requires (and irrespective of whether the Borrower has given notice under paragraph (a)(i)), the Agent shall, by not less than five Business Days’ notice to the Borrower, cancel that Lender’s Commitment and declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts outstanding under the Finance Documents which are owed to that Lender, immediately due and payable, whereupon that Lender’s Commitment will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	In this Clause 7.2, “Mandatory Prepayment Event” means any of the following events or circumstances:

(i)	Change of control

Any person or group of persons (except for a Designated Person) acting in concert, directly or through one or more intermediaries, acquires beneficial or legal ownership of or control over more than 50% of:

(A)	the shares entitling the holder to vote for the election of directors to the Board of Directors of the Borrower; or

(B)	the share capital of the Borrower.

“Designated Person” means:

(A)	Telenor ASA or any Subsidiary thereof;

(B)	Alfa Group or any Subsidiary thereof;

(C)	any person in which Telenor ASA and Alfa Group directly or indirectly own more than 50% of the share capital; or

(D)	any reputable international telecommunications operator which is rated (immediately after the occurrence of a change of control event described in paragraph (i)(A) or (i)(B) above) at least BBB+ by Standard & Poor’s or at least Baa1 by Moody’s.

(ii)	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

7.3	Mandatory prepayment – Financing Proceeds

(a)	In this Clause 7.3, “Financing Proceeds” means any money received, raised or borrowed by any member of the Group after the Signing Date under or pursuant to:

(i)	any loan facility (other than from another member of the Group (unless it is a special purpose finance vehicle));

(ii)	any Eurobonds, notes, bonds, debentures, loan participation notes, loan stock or other debt securities issued by any member of the Group (or any special purpose vehicle or financial institution, where such special purpose vehicle or financial institution funds a loan or otherwise provides financing directly or indirectly to any member of the Group with the proceeds of such debt securities);

(iii)	any other transaction (including any forward sale or purchase agreement but excluding operating lease or capital lease transactions or deferred payment or acquisition arrangements in which in each case no money is received by a Group member) having the commercial effect of a borrowing where the borrower receives money and which is entered into with the primary purpose of obtaining money;

(iv)

any sale or issue of shares or other equity capital of any member of the Group by way of flotation or public offering or any equivalent circumstances in any jurisdiction, except for a flotation or public offering of issued shares of any member of the Group which are not, at the time of such flotation or offering, owned by a member of the Group; or

(v)	any private sale, placement or issue of shares or other equity capital of a member of the Group by any member of the Group in any jurisdiction, the primary purpose of which is to receive or raise money for any member of the Group, except for (A) any sale, placement or issue of shares or other equity capital by any member of the Group to another member of the Group, (B) any issue of shares in Golden Telecom to Lillian Acquisition Inc. pursuant to the option granted by Golden Telecom to Lillian Acquisition Inc. which is exercisable in the event that either the Borrower and/or Lillian Acquisition Inc. own in aggregate a minimum of 80 per cent. of the outstanding issued share capital of Golden Telecom acquired pursuant to the GTI Acquisition, (C) any sale, placement or issue of shares or other equity capital (other than of the Borrower) to a strategic partner or in the context of a joint venture or acquisition, in each case where the primary purpose of such sale, placement or issue is not to raise money, (D) any sale of shares or other equity capital pursuant to an employee stock option plan existing as at the Signing Date, or (E) any sale of shares or other equity capital in an entity which the board of directors of the Borrower has determined to be no longer useful for the Borrower’s business, provided that the proceeds of such sale, (when aggregated with the proceeds of each other sale under this sub-paragraph (E)) do not, for the period during which any Facility A Loans are outstanding, exceed $10,000,000, except for any amounts received, raised or borrowed in an aggregate amount not exceeding US$100,000,000 (or its equivalent in another currency or currencies).

(b)	The Borrower shall ensure that any Financing Proceeds are applied in prepayment of any outstanding Facility A Loans within five Business Days of their receipt by the relevant member of the Group.

(c)	Paragraph (b) of this Clause 7.3 does not apply to any Financing Proceeds received pursuant to the following financing transactions (provided that each transaction is concluded on market terms):

(i)	the Facilities;

(ii)	the renewal of any bilateral loan facility existing on 20 December 2007 that is concluded with the same lender or its Affiliates, on substantially the same market terms and for the same or a smaller principal amount;

(iii)	the renewal of LLP KaR-Tel’s existing EBRD loan facility originally dated 16 December 2005, including an increase in the principal loan facility amount from US$100,000,000 to US$130,000,000 and an increase in the loan facility’s tenor from five to seven years pursuant to the amended and restated loan facility dated 29 December 2007;

(iv)	loans made by one member of the Group to another member of the Group;

(v)	bilateral, non-syndicated or club loan indebtedness raised by any Subsidiary of the Borrower in a principal amount of up to US$250,000,000 for use in connection with the payment of part of the consideration for the GTI Acquisition;

(vi)	export credit agency supported financing for any member of the Group, whether or not guaranteed by the Borrower or by any other member of the Group, and subject to a limit of US$200,000,000 on the aggregate principal amount of such financings;

(vii)	bilateral, non-syndicated rouble-denominated indebtedness raised from Sberbank or its Affiliates and secured only by promissory notes issued by members of the Group and/or set-off rights over or against the Borrower’s accounts with Sberbank, provided that the terms of such indebtedness shall include: (i) a tenor exceeding that of Facility A; and (ii) a prohibition on assignments, transfers and the transfer of risk through participations or otherwise to any other institution or entity;

(viii)	rouble-denominated bonds, subject to a limit of the rouble equivalent of US$250,000,000 on the aggregate principal amount of such indebtedness;

(ix)	issuance of commercial paper or utilisation of other short-term debt programmes in place as at the Signing Date; or

(x)	indebtedness borrowed under a facility agreement other than this Agreement, subject to a limit of US$500,000,000 on the principal amount of such indebtedness,

provided that:

(A)	in the case of paragraphs (vi) to (x) (inclusive) above and notwithstanding any limits contained in those paragraphs, the aggregate proceeds raised under such paragraphs shall not exceed US$750,000,000 (or its equivalent in another currency or currencies) during the period from 20 December 2007 until the date on which all amounts outstanding under Facility A are repaid in full; and

(B)	in the case of indebtedness referred to in paragraphs (v) and (x) above, the Borrower provides the Mandated Lead Arrangers written notice of its intention to incur such indebtedness and, not more than 10 Business Days after receiving such notice, the Mandated Lead Arrangers shall give the Borrower written notice stating which of those Mandated Lead Arrangers are willing to participate in such indebtedness and in what amounts, subject to internal approvals and documentation. Those Mandated Lead Arrangers named shall be appointed exclusively to arrange and underwrite such indebtedness in the amounts stated in the Mandated Lead Arrangers’ written notice to the Borrower. To the extent that the Mandated Lead Arrangers do not agree to participate in the entire amount of indebtedness proposed by the Borrower, the Borrower shall be permitted to borrow such amounts from other persons, provided that this permission does not allow the Borrower to breach any other term of this Agreement.

7.4	Voluntary prepayment of Loans

(a)	The Borrower may prepay the whole or any part of any Loan (but, if in part, being an amount that reduces a Facility A Loan by a minimum amount of US$50,000,000 or a Facility B Loan by a minimum amount of US$25,000,000), provided that:

(i)	subject to paragraph (b) below, it gives the Agent not less than five Business Days’ prior written notice;

(ii)	each Facility A Loan is prepaid prior to (or each Facility A Loan will be prepaid on the date of) any proposed Facility B Loan prepayment under this Clause 7.4; and

(iii)	a Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the available Facility is zero).

(b)	If a Default or an Event of Default has occurred and is continuing and the Agent has not given a notice under Clause 21.20 (Acceleration), the Borrower may provide the Agent with not less than three Business Days’ prior written notice of its intention to prepay under this Clause 7.4.

7.5	Voluntary cancellation

(a)	Subject to paragraph (b) below, the Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of US$25,000,000 and an integral multiple of US$5,000,000) of an Available Facility. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	The Borrower may only voluntarily cancel the whole (or any part) of Facility B under this Clause 7.5 if the whole of Facility A has been cancelled (or each outstanding Facility A Loan will be prepaid) on or prior to the date of the proposed Facility B cancellation.

7.6	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of any Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans together with accrued interest and all other amounts outstanding under the Finance Documents which are owed to that Lender.

7.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	Any prepayment by the Borrower under Clause 7.4 (Voluntary prepayment of Loans) in respect of Facility B shall be applied pro rata against the outstanding instalments of the Facility B Loans.

SECTION 5

COSTS OF UTILISATION

8	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2% and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2% and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly on the relevant Quotation Day notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than 10:00 a.m. on the day falling three Business Days before the first day of the relevant Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months, subject to paragraph (e) below.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Facility A Loan shall not extend beyond the Facility A Termination Date. An Interest Period for a Facility B Loan shall not extend beyond the Facility B Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Unless the Agent (acting on the instructions of the Majority Lenders) and the Borrower shall agree otherwise, the first Interest Period for a Loan (other than the initial Loan) under a Facility shall end on the last day of the then current Interest Period for any other outstanding Loan under that Facility.

(h)	Notwithstanding paragraphs (a) to (g) above, prior to the Syndication Date, each Interest Period shall have a duration of one Month (or such other duration as is necessary to ensure that such Interest Period shall end on the Syndication Date as determined by the Agent).

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

(a)	If two or more Interest Periods:

(i)	relate to Facility A Loans; and

(ii)	end on the same date,

those Facility A Loans will be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	If two or more Interest Periods:

(i)	relate to Facility B Loans; and

(ii)	end on the same date,

those Facility B Loans will be consolidated into, and treated as, a single Facility B Loan on the last day of the Interest Period.

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, provided that such Lender shall provide reasonably detailed calculations of its determination to the Agent and the Borrower; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate specifying in reasonable detail the amount of its Break Costs for any Interest Period in which they accrue and, promptly upon receipt of such certificate, the Agent shall provide a copy thereof to the Borrower.

11	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee during the Availability Period at the rate of:

(i)	45% of the applicable Margin for Facility A on that Lender’s Available Commitment under Facility A for the Availability Period; and

(ii)	45% of the applicable Margin for Facility B on that Lender’s Available Commitment under Facility B for the Availability Period.

(b)	The commitment fee will be calculated on a daily basis, will accrue from the Signing Date and is payable in arrears on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if a Lender’s Commitment is cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement and underwriting fee

The Borrower shall pay to the Agent (for the account of the Mandated Lead Arrangers) an arrangement fee and an underwriting fee in the amount and at the times agreed in the Fee Letter dated 20 December 2007.

11.3	Agency fee

The Borrower shall pay to the Agent an agency fee in the amount and at the times agreed in the applicable Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means any Lender which is situated for tax purposes in the Russian Federation or in a Tax Treaty Jurisdiction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Tax Treaty Jurisdiction” means a jurisdiction which has in force a double tax treaty with the Russian Federation (or with the Union of Soviet Socialist Republics to which the Russian Federation has succeeded) which provides for full exemption from Russian withholding tax on interest derived from a source within the Russian Federation payable to a resident of such jurisdiction.

(b)	Unless a contrary indication appears, in this Clause 12, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	The Borrower shall make all payments required to be made by it under the Finance Documents to the Finance Parties without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower.

(c)	Subject to paragraph (d) below, if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower to the applicable Finance Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above if, on the date on which the payment falls due, the Borrower could have made such a payment to that Lender without a Tax Deduction if that Lender was a Qualifying Lender, but on that date that Lender:

(i)	is not, or has ceased to be, a Qualifying Lender (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation,

administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority); or

(ii)	has not provided the tax forms it is required to provide in accordance with Clause 12.8 (Tax forms).

(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party (acting reasonably) determines has been suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent in reasonable detail of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay promptly an amount to the Borrower which that Finance Party determines will leave the Finance Party (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

12.5	Tax Credit clawback

If any Finance Party makes any payment to the Borrower pursuant to Clause 12.4 (Tax Credit) and such Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to obtain, utilise or retain such Tax Credit in full, the Borrower shall reimburse such Finance Party such amount as such Finance Party determines is necessary to place it in the same after-Tax position as it would have been in if such Tax Credit had been obtained, utilised and retained in full by such Finance Party.

12.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on such consideration, that Party shall pay to the Finance Party (or directly to the appropriate tax authority, if so required by law) (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

12.8	Tax forms

(a)	At least five Business Days prior to the first scheduled payment of interest under this Agreement, and within 30 days from the beginning of each calendar year starting in 2009, each Qualifying Lender shall provide to the Borrower a document issued by the relevant government authority in its jurisdiction of residence confirming that it is a resident of that jurisdiction.

(b)	At the request of the Borrower (acting reasonably), each Lender shall use its reasonable efforts to provide any other documentation or information to the Borrower that may be reasonably necessary for the Borrower to establish a complete exemption from Russian withholding tax in relation to payments of interest under this Agreement.

12.9	Finance Party representations to the Agent

Each Finance Party represents for the benefit of the Agent that it is either (i) not resident for tax purposes in the United Kingdom or (ii) a bank within the meaning of Section 840A of the Income and Corporation Taxes Act 1988.

13	INCREASED COSTS

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signing Date or (ii) compliance with any law or regulation made after the Signing Date.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)	For purposes of this Clause 13 (Increased Costs) only, the construction of the term “regulation” as set out in Clause 1.2 (Construction) shall be modified by deleting the phrase “(having the force of law)” and adding the phrase “(whether or not having the force of law)” after the word “guideline”.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate specifying in reasonable detail the amount of its Increased Costs and, promptly upon receipt of such certificate, the Agent shall provide a copy thereof to the Borrower.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall promptly on demand indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the GTI Acquisition or any Alternative Acquisition (if applicable) or the funding of the GTI Acquisition or any Alternative Acquisition (if applicable) (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the GTI Acquisition or any Alternative Acquisition (if applicable)), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this paragraph (b) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it (provided that incurrence of immaterial administrative costs and expenses shall not for these purposes be considered prejudicial).

16	COSTS AND EXPENSES

16.1	Transaction expenses

Subject to the terms of the Mandate Letter (including the limitations on reimbursement for legal fees and general expenses), the Borrower shall promptly on demand pay the Agent and the Mandated Lead Arrangers the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other Finance Documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the Signing Date.

16.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement. If the Agent determines that responding to, evaluating, negotiating or complying with that request or requirement may involve a material amount of its management time or other resources, the Borrower shall (at the request of the Agent) also reimburse the Agent for the amount of the Agent’s internal costs and expenses (including amounts payable under Clause 24.16 (Agent’s management time)) reasonably incurred with respect thereto.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the Signing Date, except for the representations and warranties set out in paragraphs (a) to (c) of Clause 17.13 (No misleading information), which are made on the dates specified in paragraph (b) of Clause 17.26 (Repetition).

17.1	Status

(a)	It is an open joint stock company, duly established, registered and validly existing under the laws of the Russian Federation.

(b)	Each member of the Core Group has the corporate power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, subject to insolvency and other laws affecting creditors’ rights generally and principles of equity.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Core Group; or

(c)	any agreement or instrument binding upon any member of the Core Group or any assets of any member of the Core Group.

17.4	Power and authority

It has the corporate power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations (other than Telecommunications Authorisations) required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents;

(b)	for each member of the Core Group to carry on its business; and

(c)

to make the Finance Documents admissible in evidence in the general jurisdiction courts or commercial courts (arbitrazhniye sudi) of the Russian Federation in an original action or action to enforce a foreign arbitral award, provided that authenticated and notarised Russian texts are made available to such courts at that time and any other procedures and formalities regarding presentation of documents to a Russian court are complied with, have been obtained or effected and are in full force and effect except, in the case of paragraph (b) above, where failure to obtain or effect such Authorisations would not be reasonably likely to have a Material Adverse Effect.

17.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Russian Federation.

(b)	Any arbitration award obtained in England in relation to a Finance Document will be recognised and enforced in the Russian Federation in accordance with the 1958 New York Convention on Recognition and Enforcement of Foreign Arbitral Awards, subject to any applicable limitations set forth therein.

17.7	No bankruptcy proceedings

No member of the Core Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge after due enquiry) threatened against any member of the Core Group for (a) its liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or a similar officer of any member of the Core Group; (b) the institution of supervision (nablyudeniye), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshniy upravlayucshiy) or the appointment of a bankruptcy manager (konkursniy upravlayuschiy) or similar officer of any member of the Core Group; (c) the convening of a meeting of creditors for the purposes of considering an amicable settlement (as defined in the Russian Insolvency Law); or (d) any analogous act in respect of any member of the Core Group in any jurisdiction.

17.8	Solvency

(a)	No member of the Core Group is unable or admits or has admitted its inability to pay its debts or has suspended making payment on its debts generally.

(b)	No member of the Core Group by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	The value of the assets (as determined in accordance with GAAP) of each member of the Core Group is not less than its liabilities (as determined in accordance with GAAP, and taking into account contingent and prospective liabilities to the extent required to be recognised under GAAP, but excluding guarantees given in respect of indebtedness of the Borrower and without double counting).

(d)	No moratorium has been or may, in the reasonably foreseeable future, be declared in respect of any indebtedness of any member of the Core Group.

17.9	Deduction of Tax

It is not required under the law of the Russian Federation to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document to a Qualifying Lender.

17.10	No filing or stamp taxes

Under the law of the Russian Federation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in the Russian Federation or that any stamp, registration, notarial or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for court registration fees in connection with any enforcement proceedings in such court.

17.11	Payment of Taxes

No member of the Core Group has overdue Taxes, other than Taxes (a) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision has been made under applicable accounting principles or (b) the non-payment of which is not reasonably likely to have a Material Adverse Effect.

17.12	No default

(a)	No Event of Default has occurred and is continuing and no Event of Default might reasonably be expected to result from the making of any Utilisation.

(b)	No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any member of the Core Group, or to which the assets of any member of the Core Group are subject, which might have a Material Adverse Effect.

17.13	No misleading information

(a)	Any factual information with respect to any member of the Group provided by or on behalf of any member of the Group in writing for the purposes of the Information Memorandum was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions which were reasonable at the time such projections were made.

(c)	Except as notified by the Borrower to the Agent before the Signing Date, nothing with respect to any member of the Group was omitted from the Information Memorandum and no such information was given or withheld that results in the information with respect to any member of the Group contained in the Information Memorandum being untrue or misleading in any material respect as at the date at which it was stated or provided.

(d)	All written information (as supplemented from time to time) with respect to any member of the Group that has been made available to the Finance Parties by the Borrower or any of its representatives in connection with the transactions contemplated by this Agreement is complete and correct in all material respects as at the date at which it was stated or provided and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein with respect to any member of the Group not misleading in light of the circumstances under which such statements were or are made.

17.14	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved.

(b)	Its Original Financial Statements fairly represent in all material respects the consolidated financial position of the Borrower as at the dates at which they were prepared.

(c)	There has been no material adverse change in the business, condition (financial or otherwise), operations or prospects of the Group (taken as a whole), since the date of the Original Financial Statements.

17.15	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu in terms of payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.16	No proceedings pending or threatened

Other than as notified in writing to the Agent prior to the Signing Date, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have, to the best of its knowledge and belief (after due and careful enquiry), been started or threatened against any member of the Core Group which are reasonably likely to be adversely determined, and if adversely determined would be reasonably likely to have a Material Adverse Effect.

17.17	Assets

Each member of the Core Group has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use (in each case, on arm’s length terms), all material assets necessary for the conduct of its business as it is being conducted.

17.18	Environmental laws and licences

Except as disclosed in writing to the Agent before the Signing Date, each member of the Core Group has:

(a)	complied with all Environmental Laws to which it is subject;

(b)	obtained all Environmental Licences required in connection with its business; and

(c)	complied with the terms of those Environmental Licences,

in each case where failure to do so might have a Material Adverse Effect.

17.19	Telecommunications laws and licences

(a)	Other than as notified in writing to the Agent prior to the Signing Date, each member of the Core Group has:

(i)	complied in all material respects with all Telecommunications Laws to which it is subject;

(ii)	obtained all Telecommunications Authorisations necessary to conduct its business; and

(iii)	complied in all material respects with the terms of those Telecommunications Authorisations,

other than (x) where failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) in respect of paragraphs (ii) and (iii) above, if failure to do so could reasonably be expected to result in (or actually result in) the suspension, loss, revocation, termination or cessation of effectiveness of a Mobile Licence, it being understood that the provisions of Clause 21.10 (Loss of Mobile Licence) shall apply exclusively with respect to such suspension, loss, revocation, termination or cessation of effectiveness.

(b)

Other than as notified in writing to the Agent prior to the Signing Date, there has been no act, omission or event which might reasonably be expected to give rise to the material amendment, revocation, suspension, cancellation, withdrawal or termination of any provision of any Telecommunications Authorisation, where the same could reasonably be expected to have a Material Adverse Effect provided that, if the same could reasonably be expected to result in (or actually results in) the suspension, loss, revocation, termination or cessation of effectiveness of a Mobile Licence, the provisions of Clause 21.10 (Loss of Mobile Licence) shall apply exclusively with respect to such suspension, loss, revocation, termination or cessation of effectiveness. To the best of its knowledge and belief (after due enquiry), no Telecommunications Authorisation is the subject of any pending or threatened proceedings which, if adversely determined, might reasonably be expected to have a Material Adverse Effect provided that, if such proceedings could reasonably be expected to result in (or actually result in) the suspension, loss, revocation, termination or cessation of effectiveness of a Mobile Licence, the provisions of Clause 21.10 (Loss of Mobile Licence) shall apply exclusively with respect to such suspension, loss, revocation, termination or cessation of effectiveness.

17.20	Compliance with laws

Each member of the Core Group is conducting its business and operations in compliance with all laws and regulations and all directives of any government agency having legal force applicable or relevant to it, excluding any such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

17.21	No immunity

(a)	The execution by the Borrower of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial activities done and performed for private and commercial purposes (rather than public and governmental purposes).

(b)	In any proceedings taken in the Russian Federation in relation to the Finance Documents, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.22	No Security

There is no Security or Quasi-Security existing over any assets of any member of the Group except for Permitted Security.

17.23	No obligation to create Security

The execution by the Borrower of the Finance Documents, and its exercise of its rights and performance of its obligations thereunder, will not result in the existence of, or oblige it to create, any Security over any of its present or future assets.

17.24	No employee dispute

No labour strike, dispute, disturbance, lockout, slowdown or stoppage of employees of any member of the Core Group currently exists and, to the best of the Borrower’s knowledge, no such action is threatened or imminent.

17.25	No conflict

The entry into and performance (i) by it of any transactions pursuant to and in connection with the GTI Acquisition or any Alternative Acquisition (if applicable) do not and will not conflict in any material respect with any law or regulation applicable to it, and (ii) by any member of the Group of any transactions in connection with the financing of the remaining part of the consideration for the GTI Acquisition or any Alternative Acquisition (if applicable) to be made by a Subsidiary of the Borrower do not and will not conflict in any material respect with any law or regulation applicable to the Borrower and such other member of the Group.

17.26	Repetition

(a)	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period.

(b)	The representations and warranties in paragraphs (a) to (c) of Clause 17.13 (No misleading information) are deemed to be made by the Borrower with respect to the Information Memorandum only: (i) on the date the Information Memorandum is approved by the Borrower; (ii) on any date on which the Information Memorandum is released to the Mandated Lead Arrangers for distribution in connection with syndication; and (iii) on the Syndication Date.

18	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 90 days after the end of each of its first three financial quarters of each year, its unaudited consolidated financial statements for that financial quarter; and

(c)	as soon as the same become available, its unaudited non-consolidated financial statements for its most recently ended financial year and financial quarter.

The Borrower may supply electronic copies of its financial statements to the Agent by electronic mail for those Lenders agreeing to communication by electronic mail pursuant to Clause 29.5 (Electronic communication).

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by any two of the following authorised officers of the Borrower: the General Director, the Chief Financial Officer or the Chief Accountant.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by an authorised officer of the Borrower as fairly representing in all material respects its (or, as the case may be, its consolidated) financial position as at the dates at which they were prepared.

(b)

The Borrower shall procure that each set of consolidated financial statements delivered pursuant to paragraphs (a) and (b) of Clause 18.1 (Financial statements) is prepared using GAAP accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods, and the Borrower delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared (to the extent not described in the notes to those financial statements); and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and in the Original Financial Statements.

For the avoidance of doubt, the information in this paragraph (b) shall be provided to the Agent only once with respect to each change in GAAP, accounting practices or reference periods.

(c)	Any reference in Clause 19 (Financial covenants) and the definition of “Total Assets” in Clause 1.1 (Definitions) to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared. For the avoidance of doubt, this paragraph (c) does not oblige the Borrower to prepare its financial statements in accordance with the GAAP accounting practices applied in the preparation of the Original Financial Statements.

(d)	The Borrower shall procure that each set of non-consolidated financial statements delivered pursuant to paragraph (c) of Clause 18.1 (Financial statements) is prepared using RAS.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to investigative proceedings and any proceedings relating to overdue tax liabilities) which are current, threatened or pending against any member of the Group, which are reasonably likely to be adversely determined, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such information as may be reasonably requested by the Agent (including relevant figures from management accounts) to ascertain whether any Subsidiary of the Borrower falls within the definition of “Significant Subsidiary”; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group (including relating to the GTI Acquisition or any Alternative Acquisition) as any Finance Party (through the Agent) may reasonably request.

18.5	Access to books and records

Upon the request of any Finance Party, the Borrower shall provide such Finance Party and its representatives with access to and permit the inspection of books and records of any member of the Group, in each case at reasonable times and upon reasonable notice and subject to confidentiality obligations under agreements entered into prior to the Signing Date or under applicable law.

18.6	Notification of Default

(a)	The Borrower shall notify the Agent of any Default that occurs and is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by any two of the following authorised officers of the Borrower: the General Director, the Chief Financial Officer or the Chief Accountant, on its behalf, certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	For purposes of this Clause 18.6 only, the definition of “Default” in Clause 1.1 (Definitions) shall be amended to exclude the phrase “the making of any determination under Clause 21 (Events of Default)”.

18.7	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of the Borrower or the composition of its shareholders or board of directors after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.8	Electronic notification

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

19	FINANCIAL COVENANTS

The financial undertakings in this Clause 19 shall remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial condition

The Borrower shall ensure that:

(a)	at any time, the ratio of Total Debt to OIBDA for the then most recently ended Relevant Period will not exceed 3:1;

(b)	the ratio of OIBDA to Interest Expense in respect of any Relevant Period will not be less than 5:1; and

(c)	Total Shareholder Equity shall at all times exceed US$3,000,000,000 (or its equivalent in any other currency).

19.2	Financial covenant calculations

Total Debt, OIBDA, Interest Expense and Total Shareholder Equity shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements of the Borrower and shall be expressed in Dollars.

19.3	Definitions

In this Clause 19:

“Interest Expense” means, in relation to any Relevant Period:

(a)	the aggregate amount of interest and any other finance charges reported in the Group’s financial statements for that Relevant Period under the Statement of Income under the category titled “Other income and expenses” and the line titled “Interest Expense” (or any replacement category or line); plus

(b)	to the extent not already included in paragraph (a) above, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Total Debt including:

(i)	the interest element of leasing and hire purchase payments;

(ii)	commitment fees, commissions, arrangement fees and guarantee fees; and

(iii)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

as determined (except as needed to reflect the terms of this Clause 19) from the financial statements of the Group and Compliance Certificates delivered under paragraphs (a) and (b) of Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

“OIBDA” means, in relation to any Relevant Period, the total operating income of the Group before taking into account depreciation and amortisation and one-time impairment charges of the Group for that Relevant Period, as determined (except as needed to reflect the terms of this Clause 19) from the financial statements of the Group and Compliance Certificates delivered under paragraphs (a) and (b) of Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

“Relevant Period” means each period of 12 consecutive Months ending on the last day of each financial year and financial quarter of the Borrower.

“Total Debt” means, as at any particular time and without duplication, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness).

For this purpose, any amount outstanding or repayable in a currency other than Dollars shall on that day be taken into account in its Dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements of the Borrower.

“Total Shareholder Equity” means, as at any particular time, the amount reported in the Group’s financial statements under the Balance Sheet, under the category titled “Liabilities and shareholders’ equity” and the line titled “Shareholders’ equity” (or any replacement category or line), as determined (except as needed to reflect the terms of this Clause 19) from the financial statements of the Group and Compliance Certificates delivered under paragraphs (a) and (b) of Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

20	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it is subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Maintenance of existence

The Borrower shall maintain its corporate existence.

20.4	Negative pledge

(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect or any lease which would, in accordance with GAAP, be treated as a finance or capital lease,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to Permitted Security.

20.5	Disposals

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity and on arm’s length terms;

(ii)	of obsolete assets or assets that are no longer useful in the business of the applicable member of the Group;

(iii)	made by any member of the Group to another member of the Group; provided that if such disposal is made by the Borrower, the book value of the asset disposed of (when aggregated with the book value of any other asset disposed of by the Borrower under this paragraph (iii)) does not, during the period starting on the Signing Date and ending on the date on which all amounts outstanding under the Finance Documents have been paid in full, exceed 20% of the Borrower’s Total Assets (as calculated at the time of such disposal);

(iv)	that is Permitted Security; or

(v)	where the book value of the asset disposed of (when aggregated with the book value of any other asset disposed of under this paragraph (v) but excluding the book value of any assets disposed of under paragraph (iii) above) does not, during the period starting on the Signing Date and ending on the date on which all amounts outstanding under the Finance Documents have been paid in full, exceed 20% of the Borrower’s Total Assets (as calculated at the time of such disposal).

20.6	Restriction on mergers

(a)	The Borrower shall not (and shall ensure that no Significant Subsidiary will), without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), enter into any amalgamation, demerger, consolidation, merger or corporate reconstruction (including, without limitation, any merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdelyeniye obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatsiya obschestva) or any other company reorganisation (reorganizatsiya obschestva) (as these terms are construed by applicable Russian law)) or otherwise, or any analogous transaction in any relevant jurisdiction.

(b)	Paragraph (a) above does not apply if the relevant transaction is between:

(i)	two members of the Group (excluding the Borrower) in which the surviving entity remains a member of the Group and such surviving entity retains or assumes by operation of law substantially all of the assets of those two members of the Group at the time of the relevant transaction; or

(ii)	the Borrower and:

(A)	another company whose principal business is the telecommunications business; or

(B)	another member of the Group,

and in each case (x) the Borrower is the sole surviving entity; (y) the Borrower retains or assumes by operation of law substantially all of the assets and all of the obligations under the Finance Documents of the two entities at the time of the relevant transaction; and (z) no Default is continuing on the date of such reorganisation or transaction or would occur as a result of such reorganisation or transaction.

20.7	Restriction on acquisitions

(a)	The Borrower shall not (and shall ensure that no other member of the Group will):

(i)	acquire any share in or any equity security issued by any person, or any interest therein; or

(ii)	acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.

(b)	Paragraph (a) above does not apply to:

(i)	any acquisition that has been consented to by the Agent (acting on the instructions of the Majority Lenders);

(ii)	any acquisition where the seller or the acquired entity is, before the date of such acquisition, already a member of the Group;

(iii)	any acquisition where the purchase price (when aggregated with the purchase price of each other acquisition under this paragraph (iii)) does not, for the period starting on the Signing Date and ending on the date on which all amounts outstanding under the Finance Documents have been paid in full, exceed US$150,000,000; or

(iv)	any acquisition, provided that:

(A)	such acquisition relates to a person, or the assets or business of a person, where the principal business of such person, assets or business is telecommunications or a related business; and

(B)	no Default is continuing on the date of such acquisition or would occur as a result of such acquisition.

(c)	Promptly upon completion of an acquisition permitted under paragraph (b) above, the Borrower shall notify the Agent of such acquisition.

(d)	If the Borrower or any Subsidiary intends to enter into a transaction that is otherwise prohibited by this Clause 20.7, the Borrower or such Subsidiary may make a written request to the Agent for approval of such transaction together with a description of the transaction setting forth in reasonable detail the material terms of the transaction. If the Agent has not responded to such request (whether positively or negatively or by requesting further information (acting reasonably)) within 15 Business Days of its receipt of such request, such approval shall be deemed to have been given. Any approval given under this Clause 20.7 shall be effective so long as the final terms of such transaction do not differ materially from the terms set forth in the request for approval.

20.8	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or of the Group taken as a whole from that carried on at the Signing Date.

20.9	Conduct of business

The Borrower shall, and shall procure that each Significant Subsidiary will, conduct its business in all material respects in accordance with:

(a)	all Telecommunications Laws to which it may become subject;

(b)	all requirements of the telecommunications regulators of the Russian Federation and any other jurisdiction in which it conducts its business; and

(c)	the terms of all relevant Telecommunications Authorisations,

other than (x) where failure to do so could not reasonably be expected to have a Material Adverse Effect or (y), in respect of paragraphs (b) and (c) above, if the failure could reasonably be expected to result in (or actually results in) the suspension, loss, revocation, termination or cessation of effectiveness of a Mobile Licence, it being understood that the provisions of Clause 21.10 (Loss of Mobile Licence) shall apply exclusively with respect to such suspension, loss, revocation, termination or cessation of effectiveness.

20.10	Asset maintenance

The Borrower shall, and shall procure that each Significant Subsidiary will, have and maintain good and marketable title to or valid leases or licences of, or rights of use relating to, all assets and intellectual property rights necessary to maintain, develop and operate and otherwise conduct its business as then being conducted by it, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.11	Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

20.12	Listed status

(a)	Subject to paragraph (b) below, the Borrower shall ensure that it maintains its status as listed on either:

(i)	the New York Stock Exchange; or

(ii)	any other international stock exchange reasonably acceptable to the Majority Lenders,

at least the minimum number of its ordinary shares (or sponsored depositary receipts in relation to that percentage of its ordinary shares) that are required to maintain a listing on such exchange, provided that if such shares or sponsored depository receipts are delisted from any such exchange for reasons beyond the control of the Borrower, the Borrower shall, within 90 days, ensure that the same are re-listed on any stock exchange described under paragraph (i) or (ii) above.

(b)	Paragraph (a) above shall not apply if the Borrower provides to the Agent the same disclosure and other information that it would have provided to the Securities and Exchange Commission if it had continued to maintain a Level 3 sponsored American depositary receipt program with American depositary receipts listed on the New York Stock Exchange.

20.13	Prompt payment of Taxes

The Borrower shall (and shall ensure that each member of the Group will) duly pay all Taxes payable by it, other than Taxes (a) which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves or other appropriate provisions have been made; or (b) the non-payment of which would not have a Material Adverse Effect.

20.14	Pari passu

The Borrower shall procure that its payment obligations under the Finance Documents rank at least pari passu in right of payment with all its other unsecured, unsubordinated obligations save where such other obligations are mandatorily preferred by law.

20.15	Loans and guarantees

(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will):

(i)	make any loan, or provide any form of credit or financial accommodation, to any person; or

(ii)	give or issue any guarantee, indemnity, bond or letter of credit for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.

(b)	Paragraph (a) above does not apply to loans, credits, financial accommodation, guarantees, indemnities, bonds, assumptions of liability and letters of credit (i) expressly permitted by the Finance Documents; (ii) for normal trade credit in the ordinary course of business; (iii) in connection with acquisitions of assets by a member of the Group or sale of assets by a member of the Group; (iv) granted by a member of the Group to (or, in respect of guarantees, indemnities, bonds, assumptions of liability or letters of credit, in respect of obligations or liabilities of) another member of the Group; (v) in connection with tax liabilities of a member of the Group; or (vi) for aggregate outstanding amounts that do not at any time exceed 10% of the Borrower’s Total Assets.

20.16	Environmental undertakings

The Borrower shall (and shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws to which it is subject;

(b)	obtain all Environmental Licences required in connection with its business; and

(c)	comply with the terms of all those Environmental Licences,

in each case where failure to do so might have a Material Adverse Effect.

20.17	Currency regulations

The Borrower shall comply in all respects with applicable currency control laws and regulations to which it may be subject in connection with the entry into, and performance of its obligations under, the Finance Documents and (at the request of the Agent) shall provide the Agent with evidence of such compliance.

21	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or in any Utilisation Request or Compliance Certificate is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation or statement is capable of being rendered correct and not misleading, and it is rendered correct and not misleading within 15 Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the same.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Core Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Core Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 21.5 if the aggregate outstanding amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than US$30,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	Any member of the Core Group is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets (as determined in accordance with GAAP) of any member of the Core Group is less than its liabilities (as determined in accordance with GAAP, and taking into account contingent and prospective liabilities).

(c)	A moratorium has been declared in respect of any indebtedness of any member of the Core Group.

21.7	Insolvency proceedings

Any corporate action is taken by any member of the Core Group or any legal proceedings are taken in relation to:

(a)	the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation (other than a voluntary and solvent reorganisation) or liquidation of any member of the Core Group, including, but not limited to, institution of supervision (nablyudenie), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshneye upravlenie) or bankruptcy proceedings (konkursnoye proizvodstvo) (and such legal proceedings continue for at least 60 days);

(b)	the suspension of payments or a moratorium on any indebtedness of any member of the Core Group (and such suspension or moratorium continues for at least 60 days);

(c)	the presentation or filing of a petition (or similar document) in respect of any member of the Core Group in any court, state arbitration court (arbitrazhnyi sud) or before any other authority in respect of the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of any member of the Core Group (and such petition has not been discharged within 60 days);

(d)	the appointment of a liquidator (likvidator) or a liquidation commission (likvidatsionnaya komissiya), temporary manager (vremenniy upravlaushiy), administrative manager (administrativniy upravlaushiy), external manager (vneshniy upravlaushiy), bankruptcy manager (konkursniy upravlaushiy), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Core Group or any asset or assets with an aggregate book value in excess of US$30,000,000 (or its equivalent in any other currency or currencies) of any member of the Core Group (and such appointment continues for at least 60 days); or

(e)	the enforcement of any Security over any asset or assets with an aggregate book value in excess of US$30,000,000 (or its equivalent in any other currency or currencies) of any member of the Core Group (unless such enforcement is stayed within 60 days), or any analogous procedure or step is taken in any jurisdiction.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution is effected against any asset or assets with an aggregate book value in excess of US$30,000,000 (or its equivalent in any other currency or currencies) of any member of the Core Group and is not discharged within 45 days.

21.9	Judgment

The rendering against any member of the Core Group of a final judgment, decree or order for the payment of money in an amount in excess of US$30,000,000 (or its equivalent in any other currency or currencies) and the continuance of any such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution (unless the Borrower has provided evidence satisfactory to the Majority Lenders that such judgment, decree or order will be promptly paid in full from the proceeds of an insurance policy underwritten or guaranteed by, or reinsured with, an international insurance company with a rating of at least A- by Standard & Poor’s or A3 by Moody’s).

21.10	Loss of Mobile Licence

(a)	(i) Any Mobile Licence is suspended, lost, revoked, terminated or ceases to be effective, as a result of which the Borrower or any Subsidiary of the Borrower would cease to hold or have the benefit of such Mobile Licence for a period of more than 90 days, and by the end of such 90-day period such Mobile Licence has not been re-issued, replaced or reinstated with any member of the Group.

(ii)	Notwithstanding paragraph (a)(i) above, there will be no Event of Default if:

(A)	the revenues from the services rendered under the Mobile Licence referred to in said paragraph (a)(i) (after giving effect to the 90-day grace period referred to in said paragraph (a)(i)) accounted for less than 35% of the Borrower’s revenues on a consolidated basis during the 12 Months ended at the latest reported calendar quarter; or

(B)	during the period when any Facility A Loan is outstanding, the revenues from the services rendered under the Mobile Licence referred to in said paragraph (a)(i) (after giving effect to the 90-day grace period referred to in said paragraph (a)(i)) accounted for less than 20% of the Borrower’s revenues on a consolidated basis during the 12 Months ended at the latest reported calendar quarter, provided that the loss, revocation, termination or ceasing to be effective of any GTI Licence shall not be taken into account when determining whether the 20% threshold has been breached.

For the avoidance of doubt, the Borrower and any Subsidiary of the Borrower shall be deemed to have the benefit of a Mobile Licence if, notwithstanding any Licence Event with respect to such Mobile Licence, the relevant member of the Group or any other member of the Group is permitted to continue to render the services rendered pursuant to such Mobile Licence prior to such Licence Event.

(b)	Any Mobile Licence is amended, or any conditions are imposed with respect to any Mobile Licence, and (i) such amendments or conditions stay in effect for a period of more than 90 days; and (ii) assuming that all such amendments and conditions with respect to each such Mobile Licence had been in effect for the entire 12-Month period ended at the latest reported calendar quarter, the consolidated revenues of the Borrower for such period would have decreased by at least 35%.

(c)	If, during the period when any Facility A Loan is outstanding, any Mobile Licence is amended, or any conditions are imposed with respect to any Mobile Licence, and (i) such amendments or conditions stay in effect for a period of more than 90 days; and (ii) assuming that all such amendments and conditions with respect to each such Mobile Licence had been in effect for the entire 12 Month period ended at the latest reported calendar quarter, the consolidated revenues of the Borrower for such period would have decreased by at least 20%, provided that any amendment of, or conditions imposed in respect to, any GTI Licence shall not be taken into account when determining whether the 20% threshold has been breached.

(d)	Any Material Mobile Licence is sold, leased or otherwise transferred to any person that is not the Borrower or a Subsidiary of the Borrower (and, if the sale, lease or transfer is outside the control of a member of the Group, such event is not remedied within 90 days).

21.11	Cessation of business

Any member of the Core Group suspends, ceases or takes any action to suspend or cease carrying on all or a substantial part of its business (except in connection with the transfer of its business to another member of the Core Group).

21.12	Expropriation

By or under the authority of any government:

(a)	any seizure, compulsory acquisition, expropriation, nationalisation or renationalisation is made after the Signing Date of all or any material part of the assets or shares of (or other ownership interest in) any member of the Core Group;

(b)	the management of any member of the Core Group is displaced (either wholly or in material part) or the authority of any member of the Core Group in the conduct of its business is wholly or in material part curtailed; or

(c)	any member of the Core Group is otherwise deprived of, or prevented from exercising ownership or control of, its material business or assets,

and such event, in the reasonable opinion of the Majority Lenders, has a Material Adverse Effect.

21.13	Russian foreign exchange restrictions

Any foreign exchange law is enacted or introduced in the Russian Federation which has the effect of prohibiting, restricting or delaying any payment by the Borrower under the Finance Documents, and such event, in the reasonable opinion of the Majority Lenders, has a Material Adverse Effect.

21.14	Moratorium

Any moratorium is declared on the payment of any external indebtedness of the Russian Federation or of Russian residents generally, and such event, in the reasonable opinion of the Majority Lenders, has a Material Adverse Effect.

21.15	The Russian Federation

The political or economic situation in the Russian Federation deteriorates or an act of war or hostilities, invasion, armed conflict or act of a foreign enemy, revolution, insurrection or insurgency occurs in, or involves, the Russian Federation and such event, in the reasonable opinion of the Majority Lenders, has a Material Adverse Effect.

21.16	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its material obligations under the Finance Documents.

21.17	Repudiation

The Borrower repudiates a Finance Document or takes any action to repudiate a Finance Document.

21.18	Material adverse change

The Majority Lenders, acting reasonably, determine that a Material Adverse Effect has occurred.

21.19	Use of proceeds of Facilities

The Borrower fails to use the proceeds of either Facility in connection with the purpose specified in Clause 3 (Purpose).

21.20	Acceleration

If an Event of Default has occurred and is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

If the Borrower has provided a notice to prepay all the Loans in full to the Agent under paragraph (b) of Clause 7.4 (Voluntary prepayment of Loans), the Agent shall not exercise its rights under this Clause 21.20 unless and until the Borrower fails to prepay all the Loans in full on the date set forth in such notice and in accordance with Clause 7.4 (Voluntary prepayment of Loans), provided that the date set forth in such notice falls no later than three Business Days after the date on which the notice is provided to the Agent.

SECTION 8

CHANGES TO PARTIES

22	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to any person (the “New Lender”).

(b)

(i)	Subject to paragraph (ii) below, the consent of the Borrower shall be required for any assignment or transfer if the proposed New Lender has a Standard & Poor’s rating which is below BBB+.

(ii)	The consent of the Borrower shall not be required if (A) an Event of Default has occurred and is continuing or (B) the New Lender is another Lender or an Affiliate of any Lender.

(iii)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed and must not be withheld solely on the basis of the credit rating of the New Lender. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(iv)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

22.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(c)	Subject to Clause 22.1 (Assignments and transfers by the Lenders), a Lender may assign any of its rights, or transfer by novation any of its rights and obligations, under either Facility or both Facilities.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.1 (Assignments and transfers by the Lenders) and Clause 22.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph

(b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Disclosure of information

Any Lender may disclose to (i) its and any of its Affiliates’ directors, officers, employees, professional advisers and auditors (provided they owe confidentiality obligations to that Lender or its Affiliate (whether as a matter of contract, law or professional practice)); and (ii) any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider reasonably appropriate (and for such purpose the Borrower releases each such Lender from any applicable confidentiality laws or laws on banking secrecy to the extent permitted by law) provided that, in relation to paragraphs (ii)(a) and (ii)(b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause 22.6 supersedes any previous agreement relating to the confidentiality of this information.

22.7	Replacement of a Lender

(a)	If at any time any Lender becomes a Non Consenting Lender, then the Borrower may, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer pursuant to this Clause 22 all of its rights and obligations under this Agreement to a Lender or other person selected by the Borrower and acceptable to the Agent and each other Lender (each acting reasonably) for a purchase price equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and fees and other amounts payable under this Agreement.

(b)	The Borrower shall have no right to replace the Mandated Lead Arrangers or the Agent and none of the foregoing nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity.

(c)	No Lender replaced under this Clause 22.7 may be required to pay or surrender to that replacement Lender or other entity any of the fees received by it.

(d)	For the purposes of this Clause 22.7, a “Non Consenting Lender” is a Lender who does not agree to a consent or amendment where:

(i)	the Agent has requested the Lenders to consent to a departure from or waiver of any provision of the Finance Documents or to agree to any amendment thereto;

(ii)	the consent or amendment in question requires the agreement of all Lenders;

(iii)	a period of not less than 14 days has elapsed from the date the consent or amendment was requested;

(iv)	Lenders whose Commitments aggregate more than 75% of the Total Commitments have agreed to such consent or amendment; and

(v)	the Borrower has notified the Lender it will treat it as a Non Consenting Lender.

23	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

24	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

24.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 24.9.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

24.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost formula).

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Agent’s management time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount by payment, by way of set-off or otherwise from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

27.3	Distributions to the Borrower

The Agent may (with the Borrower’s consent or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

27.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit into another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

28	SET-OFF

Upon the occurrence of an Event of Default, the Borrower authorises each Finance Party to apply any credit balance to which the Borrower is entitled on any account of the Borrower with any Finance Party in satisfaction of any sum due and payable from the Borrower to a Finance Party under this Agreement but unpaid; for this purpose, the Finance Party is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application (provided that this right shall not apply with respect to any account which the Borrower is under a contractual or other obligation to maintain).

29	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified on its signature page to this Agreement;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified on its signature page to this Agreement,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being sent by internationally recognised courier to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

31	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.1.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or Total Commitments;

(vi)	a change to the Borrower;

(vii)	any provision which expressly requires the consent of all the Lenders; or

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 19 (Financial covenants), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers, as the case may be.

34	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35	GOVERNING LAW

This Agreement is governed by English law.

36	ARBITRATION

36.1	Arbitration

Subject to Clause 36.4 (Agent’s option), any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the LCIA.

36.2	Procedure for arbitration

(a)	The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman (who shall be a lawyer currently qualified in England and Wales and be admitted to the Bar of England and Wales), shall be appointed by the LCIA within 15 days of the appointment of the second arbitrator.

(b)	In the event the claimant(s) or the respondent(s) shall fail to nominate an arbitrator within the time limits specified in the Rules, such arbitrator shall be appointed by the LCIA within 15 days of such failure. In the event that both the claimant(s) and the respondent(s) fail to nominate an arbitrator within the time limits specified in the Rules, all three arbitrators shall be appointed by the LCIA within 15 days of such failure who shall designate one of them as chairman.

(c)	If all the parties to an arbitration so agree, there shall be a sole arbitrator appointed by the LCIA within 15 days of such agreement.

(d)	The seat of arbitration shall be London, England and the language of the arbitration shall be English.

(e)	Where disputes arise under this Agreement or any other Finance Document which, in the reasonable opinion of the first arbitral tribunal to be appointed in any of the Disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitral tribunal shall have the power to order that the proceedings to resolve that Dispute shall be consolidated with those to resolve any of the other Disputes (whether or not proceedings to resolve those other Disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If the arbitral tribunal so orders, the parties to each Dispute which is a subject of the order shall be treated as having consented to that Dispute being finally decided:

(i)	by the arbitral tribunal who ordered the consolidation unless the LCIA decides that it would not be suitable or impartial; and

(ii)	in accordance with the procedure, at the seat and in the language specified in the arbitration agreement in the contract under which the arbitral tribunal who ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, ordered by the arbitral tribunal in the consolidated proceedings.

36.3	Recourse to courts

Save as provided in Clause 36.4 (Agent’s option), the parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

36.4	Agent’s option

Before an arbitrator has been appointed by a Finance Party to determine a Dispute, the Agent may (and, if so instructed by the Majority Lenders, shall) by notice in writing to the Borrower require that all Disputes or a specific Dispute be heard by a court of law. If the Agent gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 37 (Jurisdiction).

37	JURISDICTION

37.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle all Disputes.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)

irrevocably appoints Law Debenture Corporation, located at the date hereof at 5th Floor, 100 Wood Street, London EC2V 7EX, England, as its agent for service of process in relation to any proceedings commenced in accordance with this Agreement; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

37.3	Waiver of damages

In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

37.4	Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Lenders

Name of Original Lender	Facility A Commitment (US$)	Facility B Commitment (US$)
ABN AMRO Bank N.V.	$187,500,000	$250,000,000

Barclays Bank PLC	$187,500,000	$250,000,000

BNP Paribas	$187,500,000	$250,000,000

CALYON	$187,500,000	$250,000,000

Citibank, N.A.	$187,500,000	$250,000,000

HSBC Bank plc	$187,500,000	$250,000,000

ING Bank N.V., Dublin Branch	$187,500,000	$250,000,000

UBS (Luxembourg) S.A.	$187,500,000	$250,000,000

TOTAL	$1,500,000,000	$2,000,000,000

SCHEDULE 2

Conditions precedent

1	Finance Documents

Executed originals of:

(a)	this Agreement; and

(b)	each Fee Letter.

2	The Borrower

(a)	Notarised copies of the Borrower’s duly registered constitutional documents and certificates of registration.

(b)	Certified copies of all corporate resolutions necessary to authorise the Borrower to execute and perform the Finance Documents and any documents referred to therein and the transactions contemplated thereunder (including but not limited to any major transaction approvals or interested party transaction approvals, if applicable).

(c)	Evidence of the authority of the relevant signatories of the Borrower (including, but not limited to, its Chief Accountant) to execute each Finance Document to which it is a party and any documents referred to therein and the transactions contemplated thereunder.

(d)	Certified copy of the up-to-date extract from the Russian Unified State Register of Legal Entities in respect of the Borrower.

(e)	A certified copy of the most recent balance sheet of the Borrower by reference to the date of each Finance Document.

(f)	A certificate executed by an authorised signatory of the Borrower and the Chief Accountant of the Borrower confirming that as of the date of: (i) the relevant corporate approval; (ii) each of the Finance Documents, the amount which may be owed from the Borrower under the Finance Documents (taking into account the USD/RUR exchange rate set by the Central Bank of the Russian Federation as of the above dates and the relevant LIBOR rate as of the above dates) was less than 50% of the balance sheet value of the Borrower’s assets as per the Borrower’s latest balance sheet.

(g)	A certificate executed on behalf of the Borrower:

(i)	certifying the sample signature and office of each person that signed the relevant Finance Document and any documents referred to therein and the transactions contemplated thereunder on behalf of the Borrower and certifying that such signatories hold the positions in which capacity they executed such documents; and

(ii)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

3	Legal opinions

(a)	A legal opinion of Linklaters as to matters of English law in the form distributed to the Original Lenders prior to the Signing Date.

(b)	A legal opinion of Linklaters CIS as to matters of Russian law in the form distributed to the Original Lenders prior to the Signing Date.

(c)	An in-house legal opinion of the Borrower (to be delivered by the Director of Legal Corporate Compliance and Integration or Chief Compliance Officer) in substantially the form specified in the Mandate Letter.

4	Other documents and evidence

(a)	Evidence that the process agent referred to in Clause 37.2 (Service of process) has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion (of Lenders’ counsel) or assurance which the Agent reasonably considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	The group structure chart setting out Subsidiaries and ownership of the Group in form and substance satisfactory to the Agent.

(f)	A copy of the deal passport of the Borrower (in the form established by Instruction No. 117-I of the Central Bank of the Russian Federation dated 15 June 2004) accepted and duly certified by a Russian authorised bank and copies of all other documents submitted by the Borrower to the Russian authorised bank in accordance with applicable Russian currency control regulations, as the Agent may reasonably require.

(g)	All applicable Acquisition Documents.

(h)	Such other documents or evidence as the Agent may reasonably require.

SCHEDULE 3

Utilisation Request

From:	Open Joint Stock Company “Vimpel-Communications”

To:	Citibank International plc, as Agent

Dated:

Dear Sirs

Open Joint Stock Company “Vimpel-Communications” – US$3,500,000,000 Facility Agreement

dated 8 February (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day

Facility to be utilised:	[Facility A] / [Facility B]*

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ] [One Month if prior to the Syndication Date.]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	[The proceeds of this Loan should be credited to [specify account of the Borrower].]

5	This Utilisation Request is irrevocable.

Open Joint Stock Company “Vimpel-Communications”

By:	By:
Name:	Name:
Title:	Title:	Chief Accountant

*	Delete as appropriate.

SCHEDULE 4

Form of Satisfaction Letter

To:	[the Lenders], as Lenders

Open Joint Stock Company “Vimpel-Communications”, as Borrower

From:	Citibank International plc, as Agent

Dated:

Dear Sirs

Open Joint Stock Company “Vimpel-Communications” – US$3,500,000,000 Facility Agreement

dated 8 February (the “Agreement”)

1	We refer to the Agreement. This is the Satisfaction Letter. Terms defined in the Agreement have the same meaning in this Satisfaction Letter unless given a different meaning in this Satisfaction Letter.

2	We confirm that the documents and evidence set out in Schedule 2 (Conditions precedent) of the Agreement, including payment in full of the arrangement and underwriting fees due and payable by the Borrower under Clause 11.2 (Arrangement and underwriting fee) of the Agreement, have been received in form and substance satisfactory to the Agent.

Signed:

For

Citibank International plc

in its capacity as Agent

SCHEDULE 5

Selection Notice

From:	Open Joint Stock Company “Vimpel-Communications”

To:	Citibank International plc, as Agent

Dated:

Dear Sirs

Open Joint Stock Company “Vimpel-Communications” – US$3,500,000,000 Facility Agreement

dated 8 February (the “Agreement”)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We refer to the following [Facility A/Facility B] Loan[s] with an Interest Period ending on [ ]*.

3	We request that the next Interest Period for the above [Facility A/Facility B] Loan[s] is [ ].

4	This Selection Notice is irrevocable.

Open Joint Stock Company “Vimpel-Communications”

By:	By:
Name:	Name:
Title:	Title:	Chief Accountant

*	Insert details of all Loans which have an Interest Period ending on the same date.

SCHEDULE 6

Mandatory Cost formula

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent per annum
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	The resulting figure shall be rounded to four decimal places.

7

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 7

Form of Transfer Certificate

To:	Citibank International plc, as Agent

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)

Dated:

Dear Sirs

Open Joint Stock Company “Vimpel-Communications” – US$3,500,000,000 Facility Agreement

dated 8 February (the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 22.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

Citibank International plc

By:

SCHEDULE 8

Form of Compliance Certificate

To:	Citibank International plc, as Agent

From:	Open Joint Stock Company “Vimpel-Communications”

Dated:

Dear Sirs

Open Joint Stock Company “Vimpel-Communications” – US$3,500,000,000 Facility Agreement

dated 8 February (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1	[We confirm that no Default is continuing.]*

2	We confirm that as at [—] the ratio of Total Debt to OIBDA for the Relevant Period ending on [—] was [—].

3	We confirm that the ratio of OIBDA to Interest Expense for the Relevant Period ending on [—] was [—].

4	We confirm that as at [—] Total Shareholder Equity was [—].

Signed:	Signed:

[General Director/Chief Financial Officer/Chief Accountant] of Open Joint Stock Company “Vimpel-Communications”	[General Director/Chief Financial Officer/Chief Accountant] of Open Joint Stock Company “Vimpel-Communications”

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

Form of Acquisition Confirmation

To:	Citibank International plc, as Agent ABN AMRO Bank N.V., London Branch, Barclays Capital, BNP Paribas, CALYON, Citibank, N.A., HSBC Bank plc, ING Bank N.V. and UBS Limited, as Mandated Lead Arrangers

From:	Open Joint Stock Company “Vimpel-Communications”, as Borrower

Dated:

Dear Sirs

Open Joint Stock Company “Vimpel-Communications” – US$3,500,000,000 Facility Agreement

dated 8 February (the “Agreement”)

We refer to the Agreement. This is an Acquisition Confirmation. Terms defined in the Agreement have the same meaning in this Acquisition Confirmation unless given a different meaning in this Acquisition Confirmation.

We confirm that the proposed acquisition of [target company] by [acquiror] pursuant to [description of agreement] that is to be financed by the Loans under the Agreement is not hostile with respect to [target company].

Signed:

[Chief Executive Officer / Chief Financial Officer] Open Joint Stock Company “Vimpel-Communications”

SCHEDULE 10

Existing Security

Name of member of the Group	Security	Lender	Maximum Principal Amount of Indebtedness Secured
VimpelCom	Shares of subsidiaries. Certain rights in respect of certain bank accounts with the lender. Promissory notes.	Sberbank RF Loan agreement # 9220 dated 15.04.04	USD 130,000,000

VimpelCom	Promissory notes. Certain rights in respect of certain bank accounts with the lender.	Sberbank RF Loan agreement # 9367 dated 31.08.06	RUR 6,000,000,000

Limited Liability Partnership “KaR-Tel”	Telecom equipment.	ATF bank Guarantee Dated 22.11.2006 Loan Agreement between KaR-Tel and HVB dated 14.09.2006	USD 20,000,000

LLC “Unitel”	Telecom equipment.	Huawei Tech Investment Co. LTD Contract # 000860 060105 0A Dated 26.06.06	USD 5,000,862.70

LLC “Unitel”	Telecom equipment.	Huawei Tech Investment Co. LTD Contract # 000860 061219 0B Dated 01.04.07	USD 7,824,325.93

LLC “Unitel”	Telecom equipment.	Huawei Tech Investment Co. LTD Contract # 000860 070410 0A Dated 27.07.07	USD 6,264,559.14

LLC “Unitel”	Telecom equipment.	Huawei Tech Investment Co. LTD Contract # 000860 070806 0A Dated 29.09.07	USD 9,581,148.37

LLC “Unitel”	Telecom equipment.	Huawei Tech Investment Co. LTD Contract # 000860 060720 0A Dated 26.10.06	USD 5,743,551.82
LLC “Tacom”	Telecom equipment.	Huawei Tech Investment Co. LTD Contract # 00F7620604190A Dated 28 April 2006.	USD 11,424,918.11

Other Security or Quasi-Security in aggregate securing or relating to a principal amount of indebtedness outstanding of not more than $15 million (or it’s equivalent in the applicable currency or currencies).

SCHEDULE 11

Form of Confidentiality Undertaking

To:	[insert name of Potential Purchaser/Purchaser’s agent/broker]

Date:	[—]

Re:	Facility Agreement dated 8 February (the “Agreement”)

Borrower:	Open Joint Stock Company “Vimpel-Communications”

Amount:	US$3,500,000,000

Agent:	Citibank International plc

Dear Sirs

We understand that you are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(d) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2	Permitted disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;

(c)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

(d)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3	Notification of required or unauthorised disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(d) above.

5	Continuing obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) 12 Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6	No representation; consequences of breach, etc.

You acknowledge and agree that:

(a)	neither we, nor our principal nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or our principal or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	No waiver; amendments, etc.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8	Inside information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10	Third party rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11	Governing law and jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions

In this letter (including the acknowledgement set out below), terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies;

“Permitted Purpose” means[, subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your Holding Companies and Subsidiaries and each Subsidiary of each of your Holding Companies.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller/Seller’s agent/broker]

The Borrower

Open Joint Stock Company “Vimpel-Communications”

Address:	4 Krasnoproletarskaya Str.
127006 Moscow, Russian Federation

Fax No:	+7 (495) 755 46 16

Attention:	Elena Shmatova, CFO

By:	/s/ Alexander Izosimov	By:	/s/ Olga Pozdneeva
Name:	Alexander Izosimov	Name:	Olga Pozdneeva
Title:	General Director, CEO	Title:	Chief Accountant

The Mandated Lead Arrangers

ABN AMRO Bank N.V., London Branch

By:	/s/ Chris de Ruyter	By:	/s/ Charles Adams
Name:	Chris de Ruyter	Name:	Charles Adams
Title:	Executive Director Head of Commercial Clients	Title:	Executive Director Head of Services

Barclays Capital

By:	/s/ Keith Hatton
Name:	Keith Hatton
Title:	Director

BNP Paribas

By:	/s/ François Artignan	By:	/s/ Simon Alloccia
Name:	François Artignan	Name:	Simon Alloccia
Title:	Head of MTFE	Title:	Authorised Signatory

CALYON

By:	/s/ Bruno Pezy	By:	/s/ Gabor Bürchner
Name:	Bruno Pezy	Name:	Gabor Bürchner
Title:	Managing Director—Telecom Group	Title:	Associate Director

Citibank, N.A.

By:	/s/ Rizwan Shaikh
Name:	Rizwan Shaikh
Title:	Director

HSBC Bank plc

By:	/s/Tim Bolton
Name:	Tim Bolton
Title:	Associate Director

ING Bank N.V.

By:	/s/ Jana Petkova
Name:	Jana Petkova
Title:	Director

UBS Limited

By:	/s/ Guy Wylie	By:	/s/ Giacomo Petrobelli
Name:	Guy Wylie	Name:	Giacomo Petrobelli
Title:	Executive Director Leveraged Finance	Title:	Executive Director Global Syndicated Finance

The Original Lenders

ABN AMRO Bank N.V.

By:	/s/ Chris de Ruyter	By:	/s/ Charles Adams
Name:	Chris de Ruyter	Name:	Charles Adams
Title:	Executive Director Head of Commercial Clients	Title:	Executive Director Head of Services

Barclays Bank PLC

By:	/s/ Keith Hatton
Name:	Keith Hatton
Title:	Director

BNP Paribas

By:	/s/ François Artignan	By:	/s/ Simon Alloccia
Name:	François Artignan	Name:	Simon Alloccia
Title:	Head of MTFE	Title:	Authorised Signatory

CALYON

By:	/s/ Gabor Bürchner	By:	/s/ Bruno Pezy
Name:	Gabor Bürchner	Name:	Bruno Pezy
Title:	Associate Director	Title:	Managing Director - Telecom Group

Citibank, N.A.

By:	/s/ Rizwan Shaikh
Name:	Rizwan Shaikh
Title:	Director

HSBC Bank plc

By:	/s/ Varsha Sharan	By:	/s/ Isil Tumer Floden
Name:	Varsha Sharan	Name:	Isil Tumer Floden
Title:	Assistant Manager	Title:	Assistant Manager

ING Bank N.V., Dublin Branch

By:	/s/ Sean Hassett	By:	/s/ Aidan Neill
Name:	Sean Hassett	Name:	Aidan Neill
Title:	Director	Title:	Vice President

UBS (Luxembourg) S.A.

By:	/s/ Fleming Gerster	By:	/s/ Werner Glasser
Name:	Fleming Gerster	Name:	Werner Glasser
Title:	Director	Title:	Director

The Agent

Citibank International plc

Address:	Loans Agency Office
Citigroup Centre
Canada Square, Canary Wharf
London E14 5LB
United Kingdom

Attention:	Loans Agency
Fax:	+44 (0) 20 8636 3824

By:	/s/Alasdair Watson
Name:	Alasdair Watson
Title:	Senior Specialist